Exhibit (k)(6)

Amendment No. 3

To

Credit Agreement for Margin Financing

AMENDMENT No. 3, dated as of March 28, 2018 (this “Amendment”) to the Credit Agreement for Margin Financing, dated as of December 15, 2010 between WESTERN ASSET HIGH INCOME FUND II INC. (“Client”) and Pershing LLC (“Pershing”).

WHEREAS, Pershing and Client are parties to the Credit Agreement for Margin Financing, dated as of December 15, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement; and

WHEREAS, Pershing, Client and State Street Bank and Trust Company (“State Street”) have entered into a Special Custody and Pledge Agreement, dated as of December 15,2009 (“State Street SCPA”); and

WHEREAS, Client has terminated the State Street SCPA, changed its custodian from State Street to Bank of New York Mellon, N.A. (“BNYM”) and has entered into a Special Custody and Pledge Agreement dated as of March 28, 2018 (the “SCPA”) with Pershing and BNYM, as custodian; and

WHEREAS, Pershing and Client desire to amend the Credit Agreement as set forth below.

NOW, THEREFORE, based upon the foregoing, the parties hereby agree as follows:

I.	Effective immediately:

1. All references in the Credit Agreement to the State Street SCPA shall be deleted and replaced with references to the SCPA between the Client, Pershing and BNYM, as Custodian.

2. All references in the Credit Agreement to State Street as Custodian shall be deleted and replaced with references to BNYM as Custodian.

3. The Maximum Margin Release section of Appendix A to the Credit Agreement shall be deleted and restated as follows:

Margin Release:	US investment grade bonds	75%

	US non-investment grade bonds	50%

	US Exchange Listed Common Stock at or above $5	70%

	US Exchange Listed Preferred Stock at or above $5	50%

Non-US investment grade bonds for certain countries*	50%/75%

Non-US non-investment grade bonds for certain countries*	40%/50%

Non-US Sovereign bonds for certain countries*	40%/50%/75%

* Pershing will provide a list of such certain countries upon request. Margin release for other countries to be determined on a case by case basis.

Non-investment grade bonds rated CCC/Caa2 or below (including non-rated bonds) that account for more than 25% of the corporate bond gross market value of securities will be held at 100% margin requirement.

Margin release for all other asset classes or other collateral to be determined on a case by case basis.

4.	The following language in the Margin Eligibility section of Appendix A shall be deleted,

“(d) any Foreign Security (as the term is defined in the Special Custody and Pledge Agreement) pledged as Collateral not held directly by State Street as Custodian or in State Street’s accounts at DTC, Euroclear or Clearstream,”

and replaced by,

“(d) any Foreign Security (as the term is defined in the Special Custody and Pledge Agreement) pledged as Collateral not held directly by Custodian or in Custodian’s accounts at DTC, Euroclear or Clearstream,”

II.	Miscellaneous.

Client hereby reaffirms, represents and warrants that, both before and after giving effect to this Amendment, (a) each representation and warranty made in the Credit Agreement is true and correct in all material respects as of the date hereof and (b) represents and warrants that, both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Except as expressly amended hereby, the Credit Agreement is and shall remain in full force and effect, and no amendment in respect of any term or condition of the Credit Agreement shall be deemed to be an amendment in respect of any other term or condition contained in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WESTERN ASSET HIGH INCOME FUND II INC.

By:	/s/ Jeanne M. Kelly
Name: Jeanne M. Kelly
Title: Senior Vice President

PERSHING LLC

By:	/s/ Peter R. Murphy
Name: Peter R. Murphy
Title: Managing Director